Exhibit 99.1

Fairfield County Bank Corp. (MHC)
Conversion Valuation Appraisal
May 7, 2010

Conversion Valuation Appraisal Report	Page: 1

Table of Contents

Fairfield County Bank Corp.

Ridgefield, Connecticut

TABLE OF CONTENTS		1

INTRODUCTION		5

1.	OVERVIEW AND FINANCIAL ANALYSIS	8

	GENERAL OVERVIEW	8
	HISTORY AND OVERVIEW	10
	STRATEGIC DIRECTION	11
	BALANCE SHEET TRENDS	12
	LOAN PORTFOLIO	13
	INVESTMENTS	16
	INVESTMENTS AND MORTGAGE-BACKED SECURITIES	17
	ASSET QUALITY	18
	FUNDING COMPOSITION	21
	ASSET/LIABILITY MANAGEMENT	23
	NET WORTH AND CAPITAL	24
	PROFITABILITY TRENDS	25
	LEGAL PROCEEDINGS	31
	SUBSIDIARIES	31

2.	MARKET AREA ANALYSIS	33

3.	COMPARISONS WITH PUBLICLY TRADED THRIFTS	34

	INTRODUCTION	34
	SELECTION CRITERIA	34
	BASIS FOR COMPARISON	36
	OVERVIEW OF THE COMPARABLES	37

4.	MARKET VALUE DETERMINATION	40

	MARKET VALUE ADJUSTMENTS	40
	FINANCIAL CONDITION	41
	BALANCE SHEET GROWTH	46
	EARNINGS QUALITY, PREDICTABILITY AND GROWTH	47
	MARKET AREA	52
	CASH DIVIDENDS	54
	LIQUIDITY OF THE ISSUE	56
	RECENT REGULATORY MATTERS	57

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5.	OTHER FACTORS	58

	MANAGEMENT	58
	SUBSCRIPTION INTEREST	59
	VALUATION ADJUSTMENTS	61

6.	VALUATION	62

	DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	62
	FULL OFFERING VALUE IN RELATION TO COMPARABLES	64
	VALUATION CONCLUSION	69

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List of Figures

Fairfield County Bank Corp.

Ridgefield, Connecticut

FIGURE 1 - KEY BALANCE SHEET DATA	8
FIGURE 2 - KEY RATIOS	9
FIGURE 5 - LOAN MIX AS OF DECEMBER 31, 2009	14
FIGURE 6 - LOAN MIX AT DECEMBER 31, 2009	15
FIGURE 7 - SECURITIES CHART	16
FIGURE 9 - ASSET QUALITY CHART	18
FIGURE 10 - NONPERFORMING LOANS	19
FIGURE 11 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	20
FIGURE 12 - DEPOSIT AND BORROWING TREND CHART	21
FIGURE 13 - DEPOSIT MIX	22
FIGURE 15 - CAPITAL ANALYSIS	24
FIGURE 16 - NET INCOME CHART	25
FIGURE 17 - CORE NET INCOME CALCULATION	26
FIGURE 18 - AVERAGE YIELDS AND COSTS	27
FIGURE 19 - SPREAD AND MARGIN CHART	28
FIGURE 20 - INCOME STATEMENT TRENDS	29
FIGURE 21 - PROFITABILITY TREND CHART	30
FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR FAIRFIELD COUNTY	33
FIGURE 23 - COMPARABLE GROUP	36
FIGURE 24 - KEY FINANCIAL INDICATORS	39
FIGURE 25 - KEY BALANCE SHEET DATA	41
FIGURE 26 - CAPITAL DATA	42
FIGURE 27 - LOAN MIX	43
FIGURE 28 - ASSET QUALITY TABLE	44
FIGURE 29 - BALANCE SHEET GROWTH DATA	46
FIGURE 30 - NET INCOME CHART	48
FIGURE 31 - PROFITABILITY DATA	49
FIGURE 32 - INCOME STATEMENT DATA	50
FIGURE 33 - MARKET AREA DATA	52
FIGURE 34 - DIVIDEND DATA	54
FIGURE 35 - MARKET CAPITALIZATION DATA	56
FIGURE 36 - MHC REORGANIZATIONS (SINCE 1/1/08) PRO FORMA DATA	59
FIGURE 37 - MHC REORGANIZATIONS PRICE APPRECIATION	60
FIGURE 38 - VALUE RANGE - FULL OFFERING	64
FIGURE 39 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES	65
FIGURE 40 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	65
FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	65
FIGURE 42 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM	66
FIGURE 43 - VALUE RANGE MHC OFFERING DATA	67
FIGURE 44 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	67
FIGURE 45 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	68
FIGURE 46 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM	68

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List of Exhibits

Fairfield County Bank Corp.

Ridgefield, Connecticut

Exhibit

1.	Profile of FinPro, Inc. and the Author of the Appraisal

2.	Consolidated Statements of Condition

3.	Consolidated Statements of Income

4.	Consolidated Statements of Changes in Equity

5.	Consolidated Statements of Cash Flows

6.	Income Reconciliation of CALL Report to Consolidated Statements

7.	Comparable Group Selection Screens

8.	Selected Financial Data

9.	Industry Pricing Multiples

10.	MHC Conversions 2008 to Year-to-Date

11.	Appraisal Full Offering No Foundation Pro Forma December 31, 2009 – 12 Months

12.	Appraisal MHC No Foundation Pro Forma December 31, 2009 – 12 Months

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Introduction

Fairfield County Bank Corp. (the “Mid-tier”), is offering for sale shares of its common stock. The shares being offered represent 47.00% of the shares of common stock of the Mid-tier that will be outstanding following the reorganization. After the stock offering, approximately 53.00% of the Mid-tier’s outstanding shares of common stock will be owned by Fairfield County Bank, MHC (the “MHC”), its mutual holding company parent. This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock (the “Common Stock”) of Fairfield County Bank Corp. (hereafter referred to on a consolidated basis as the “Bank”).

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	47.00% of the total shares will be sold to the depositors and public,
•	the stock will be issued at $10.00 per share,
•	the conversion expenses will be $1.8 million at the midpoint,
•	there will be an ESOP equal to 3.92% of the total shares outstanding funded internally, amortized over 10 years straight-line,
•	there will be an MRP equal to 1.96% of the total shares outstanding, amortized over 5 years straight-line,
•	there will be a Stock Option Plan equal to 4.90% of the total shares outstanding, expensed at $2.84 per option over 5 years straight-line,
•	the tax rate is assumed at 34.00%, and
•	the net proceeds will be invested pre-tax at the 1.66%, which represents the 3 year treasury rate.

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

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In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended December 31, 2008 through December 31, 2009. We also reviewed the registration statement on Form S-1 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management, Sandler O’Neill + Partners L.P. (the Bank’s underwriter), and Kilpatrick Stockton LLP. (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

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1. Overview and Financial Analysis

GENERAL OVERVIEW

As of December 31, 2009, the Bank had $1.6 billion in total assets, $1.3 billion in deposits, $1.2 billion in net loans and $138.2 million in equity.

FIGURE 1 - KEY BALANCE SHEET DATA

			December 31,
($000’s)	2009	2008	2007	2006	2005

Selected Financial Data

Total assets	$ 1,560,516	$ 1,568,164	$ 1,443,516	$ 1,351,816	$ 1,232,452
Cash and cash equivalents	75,257	20,992	26,169	36,249	22,610
Securities available for sale	57,508	11,131	19,987	18,380	25,639
Securities held-to-maturity	36,558	44,865	49,966	51,417	45,807
Loans, net	1,226,576	1,360,902	1,241,051	1,142,725	1,050,567
Deposits	1,251,400	1,200,180	1,123,753	1,053,468	962,472
Federal Home Loan Bank Advances	134,199	201,898	164,278	153,441	137,676
Mortgage escrow	3,269	3,438	3,135	3,146	2,946
Subordinated debt	8,000	8,000	-	-	-
Stockholder’s equity	138,221	135,304	133,441	126,573	114,805

Source: Offering Prospectus

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FIGURE 2 - KEY RATIOS

	December 31,
	2009	2008	2007	2006	2005
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.12%	0.35%	0.66%	0.90%	0.99%
Return on average equity	1.42%	3.93%	6.84%	9.57%	10.76%
Interest rate spread	3.44%	3.66%	3.39%	3.49%	3.66%
Net interest margin	3.68%	4.03%	3.91%	3.98%	4.03%
Noninterest expenses to average assets	3.65%	3.58%	3.63%	3.34%	3.29%
Efficiency ratio	84.81%	83.17%	78.15%	71.18%	68.10%
Average interest-earning assets to average interest-bearing liabilities	113.41%	116.64%	116.65%	116.81%	118.61%
Average equity to average assets	8.69%	9.09%	9.60%	9.43%	9.23%

Capital Ratios:
Tier I Capital (to average assets)	9.01%	8.90%	8.54%	8.13%	8.79%
Tier I Capital (to risk-weighted assets)	10.65%	9.88%	9.46%	9.37%	10.33%
Total Risk Based Capital (to risk-weighted assets)	11.69%	10.81%	10.32%	10.25%	11.25%

Asset Quality Ratios:
Allowance for loan losses to total loans	1.11%	0.94%	0.88%	0.89%	0.90%
Allowance for loan losses to non-performing loans	23.37%	47.59%	86.29%	179.16%	116.10%
Net charge-offs to average outstanding loans during the period	0.60%	0.16%	0.02%	-0.01%	0.00%
Non-performing loans to total loans	4.75%	1.99%	1.02%	0.50%	0.77%
Non-performing assets to total assets	4.55%	1.81%	0.89%	0.43%	0.67%

Other Data:
Number of full service offices	24	22	22	18	18
Number of deposit accounts	48,065	48,273	49,274	48,277	46,715
Number of loans	4,909	5,374	5,171	4,772	4,674

Source: Offering Prospectus

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HISTORY AND OVERVIEW

Fairfield County Bank was established to serve the financing needs of the public and has expanded its services over time to offer personal and business checking accounts, residential real estate loans, including home equity loans and lines of credit, residential construction loans, commercial real estate loans and other types of commercial and consumer loans. The Bank also provides insurance services through its wholly owned subsidiary, Fairfield County Bank Insurance Services, LLC and investment services through its wholly owned subsidiary, Fairfield County Investment Services, Corp. The Bank’s retail and lending market areas primarily include all of Fairfield County.

The history of Fairfield County Bank dates back to 1871. In 2004, Fairfield County Savings Bank and Ridgefield Bank merged to form what is now Fairfield County Bank. Later in 2004, Fairfield County Bank expanded further by acquiring Bank of Westport. Fairfield County Savings Bank was primarily a residential lender, while Ridgefield Bank had more of a commercial lending focus. Following the merger, the Bank has continued to emphasize both residential and commercial and construction lending and sought to increase the yields earned on its loan portfolio by capitalizing on its seasoned commercial lenders to increase its commercial real estate and residential construction loans. Since the merger, the Bank has grown steadily, reaching $1.56 billion in assets at December 31, 2009. Effective January 1, 2007, Fairfield County Bank reorganized into the mutual holding company structure, forming Fairfield County Bank, MHC as its holding company

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STRATEGIC DIRECTION

The Bank’s current management team has largely been in place for many years, and the Bank’s Chairman of the Board and Chief Executive Officer have served in their respective roles for over 20 years. During that time, the Bank has focused on building a profitable, community-oriented financial institution offering outstanding service, added convenience and the products and services its customers require to meet their dynamic financial needs. The Bank’s objective is to continue this focus, and its strategies for achieving the objective include the following:

•	continued growth of its diversified lending portfolio;

•	maintaining a strong emphasis on asset quality;

•	capturing its customers’ financial relationship;

•	leveraging its existing operating structure; and

•	managing its balance sheet risk.

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BALANCE SHEET TRENDS

The Bank’s balance sheet increased by $328.1 million, or 26.62%, from December 31, 2005 to December 31, 2009. Total assets declined between December 31, 2008 and December 31, 2009.

Equity increased $23.4 million from $114.8 million at December 31, 2005 to $138.2 million at December 31, 2009. The equity to assets ratio was 8.86% at December 31, 2009.

FIGURE 3 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

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LOAN PORTFOLIO

Net loans increased by $310.3 million from December 31, 2005 to December 31, 2008. The Bank’s loan portfolio has decreased by $134.3 million from December 31, 2008 to December 31, 2009, and as a percent of assets, the loan portfolio has decreased from 86.78% to 78.60%, respectively. The declined between December 31, 2008 and December 31, 2009 was largely attributable to a $100.4 million decline in construction loans. The Bank sought to decrease its construction loan portfolio given the weak economic environment. A substantial portion of the construction loan portfolio consists of loans to local builders for the construction of single family homes to be built on a speculative basis.

FIGURE 4 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

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The loan portfolio increased between December 31, 2005 and December 31, 2009. The mix shifted away from construction loans and towards commercial real estate, consumer loans and commercial business loans.

At December 31, 2009, construction loans were $121.1 million of which $84.1 million are secured by speculative building projects. The average balance of those loans is $1.7 million. Over $90 million of construction loans with interest reserves mature during 2010. When the speculative construction loans mature, if the property does not sell, the borrowers are going to have to carry those loans without interest reserves or the loans will go nonaccrual. Some of these loans may be extended to give the borrower the opportunity to sell the property.

Despite the increase in loan balances between December 31, 2008 and December 31, 2009, allowance for loan losses increased. The allowance for loan losses reflects management’s evaluation of the probably losses inherent in the loan portfolio.

FIGURE 5 - LOAN MIX AS OF DECEMBER 31, 2009

	December 31,
	2009		2008		2007		2006		2005
($000’s)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real estate loans:
Residential	$357,207	28.8%	$401,203	29.2%	$361,449	28.9%	$343,220	29.7%	$298,868	28.2%
Commercial real estate	357,132	28.8%	343,447	25.0%	302,228	24.1%	246,824	21.4%	220,971	20.8%
Construction	121,114	9.8%	221,505	16.1%	234,640	18.7%	280,635	24.3%	253,515	23.9%

Total real estate loans	835,453	67.4%	966,155	70.3%	898,317	71.7%	870,679	75.4%	773,354	72.9%

Commercial business loans	164,450	13.2%	163,475	11.9%	150,041	12.0%	106,811	9.3%	91,795	8.6%

Consumer loans:
Home equity lines of credit	211,029	17.0%	217,983	15.9%	183,775	14.7%	155,967	13.5%	144,707	13.6%
Consumer loans	24,922	2.0%	21,713	1.5%	15,448	1.2%	14,744	1.3%	12,828	1.2%

Total consumer loans	235,951	19.0%	239,696	17.4%	199,223	15.9%	170,711	14.8%	157,535	14.8%

U.S. Government Guaranteed	4,631	0.4%	4,924	0.4%	5,127	0.4%	5,806	0.5%	38,882	3.7%
Total Loans	1,240,485	100.0%	1,374,250	100.0%	1,252,708	100.0%	1,154,007	100.0%	1,061,566	100.0%
Net deferred loan fees	(151)		(370)		(585)		(974)		(1,467)
Allowance for losses	(13,758)		(12,978)		(11,065)		(10,308)		(9,532)

Loans, net	$1,226,576	100.0%	$1,360,902	100.0%	$1,241,058	100.0%	$1,142,725	100.0%	$1,050,567	100.0%

Source: Offering Prospectus

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The two largest components of the loan portfolio are commercial real estate loans and one to four family loans, each accounting for 28.8% of total loans, respectively.

FIGURE 6 - LOAN MIX AT DECEMBER 31, 2009

Source: Offering Prospectus

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INVESTMENTS

The investment portfolio trended downward between December 31, 2005 and December 31, 2008. However, between December 31, 2008 and December 31, 2009 the portfolio increased $38.1 million, or 67.99%.

FIGURE 7 - SECURITIES CHART

Note: Securities designated AFS were shown at market value and securities designated HTM were shown at amortized cost.

Source: Offering Prospectus

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INVESTMENTS AND MORTGAGE- BACKED SECURITIES

The following table provides the Bank’s investment portfolio. The Bank’s corporate obligations include trust preferred securities which have a book value of $12.9 million (after an impairment charge of $3.7 million) and an estimated fair value of $4.4 million.

FIGURE 8 - INVESTMENT MIX

	December 31,
	2009		2008		2007
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Securities available for sale:
U.S. Government and agency securities	$42,039	$41,469	$10,864	$2,605	$-	$-
Mortgage-backed securities	10,007	10,046	520	510	775	771
Corporate and other obligations	10,901	3,466	2,000	2,078	14,235	13,079
Equity securities	2,516	2,527	5,935	5,938	6,361	6,137

Total available for sale	65,463	57,508	19,319	11,131	21,371	19,987

Securities held to maturity:
U.S. Government and agency securities	5,829	5,919	8,075	7,985	10,924	10,990
Mortgage-backed securities	7,634	7,735	10,943	10,855	17,596	16,712
Corporate and other obligations	6,916	5,358	7,697	5,452	2,927	2,819
Municipal bonds	16,179	16,496	18,150	18,792	18,519	19,043

Total held to maturity	36,558	35,508	44,865	43,084	49,966	49,564

Total	$102,021	$93,016	$64,184	$54,215	$71,337	$69,551

Source: Offering Prospectus

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ASSET QUALITY

The Bank’s level of nonperforming assets has increased substantially since December 31, 2005. Between December 31, 2008 and December 31, 2009, nonperforming assets (NPAs) increased $42.7 million. At December 31, 2009, NPAs were $71.0 million, or 4.55% of total assets. Additionally, the Bank has $14.6 million of troubled debt restructurings (TDRs). NPAs plus TDR as a percentage of total assets were 5.43% as of December 31, 2009.

The majority of the increase in nonperforming assets between December 31, 2008 and December 31, 2009 relates to an $18.8 million increase in nonaccrual 1-4 family mortgages and an $11.1 million increase in real estate owned.

FIGURE 9 - ASSET QUALITY CHART

Source: Offering Prospectus

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At December 31, 2009, the Bank’s nonperforming loans to total loan ratio was 4.75% and the nonperforming loans to total assets ratio was 3.77%. The largest increase between December 31, 2008 and December 31, 2009 was 1-4 family mortgages. The primary driver of the increase in nonperforming loans was weak economic conditions and its impact on the employment in the financial services, real estate and other industries.

In addition to the $71.0 million in NPAs at December 31, 2009, the Bank had $14.6 million of troubled debt restructurings on accrual status.

FIGURE 10 - NONPERFORMING LOANS

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Nonaccrual loans:
Real estate loans:
One- to four-family	$25,221	$6,435	$1,972	$-	$810
Commercial real estate	4,678	99	-	-	-
Construction	18,300	18,436	7,525	-	-

Total real estate loans	48,199	24,970	9,497	-	810

Commercial business loans	5,809	1,626	1,748	4,427	6,157

Consumer loans:
Home equity lines of credit	4,714	363	946	719	720
Other consumer loans	152	313	632	608	523

Total consumer loans	4,866	676	1,578	1,327	1,243

Total nonaccrual loans	58,874	27,272	12,823	5,754	8,210

Real estate owned	12,156	1,080	-	-	-

Total non-performing assets	71,030	28,352	12,823	5,754	8,210

Troubled debt restructurings	14,615	-	-	-	-

Troubled debt restructurings and total non-performing assets	$84,645	$28,352	$12,823	$5,754	$8,210
Ratios:
Total non-performing loans to total loans	4.75%	1.98%	1.02%	0.50%	0.77%
Total non-performing loans to total assets	3.77%	1.74%	0.89%	0.43%	0.67%
Total non-performing assets and troubled debt restructurings to total assets	5.43%	1.81%	0.89%	0.43%	0.67%

Source: Offering Prospectus

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The ALLL increased $4.2 million from December 31, 2005 to December 31, 2009. The Bank’s ALLL to loans ratio increased from 0.90% at December 31, 2005 to 1.11% at December 31, 2009. ALLL as a percentage of NPLs was 23.37% as of December 31, 2009.

The ALLL represents management’s evaluation of the probable losses in the portfolio. The increase in between December 31, 2008 and December 31, 2009 classified assets increased from $69.8 million to $104.4 million, respectively.

FIGURE 11 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

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FUNDING COMPOSITION

From December 31, 2005 to December 31, 2009, deposits increased $288.9 million. Borrowings increased by $72.7 million between December 31, 2005 and December 31, 2008. Between December 31, 2008 and December 31, 2009 borrowings decreased $67.9 million.

FIGURE 12 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

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The following chart illustrates the Bank’s deposit mix as of December 31, 2009. The largest portion of the deposit mix is time deposits which account for 32.9% of the portfolio.

FIGURE 13 - DEPOSIT MIX

Source: Offering Prospectus

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ASSET/LIABILITY MANAGEMENT

The following chart provides the net interest income sensitivity in various interest rate shock scenarios.

FIGURE 14 - INTEREST RATE RISK

	Changes in Net Interest Income ($000’s)
Increase (Decrease) in Market Interest Rates (Rate Shock)	$ Amount	$ Change	% Change
400 bp	53,005	-152	-0.29%
200	52,996	-161	-0.30%
0	53,157	0	0
-100	52,367	-790	-1.49%

Source: Offering Prospectus

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NET WORTH AND CAPITAL

At December 31, 2009 the Bank had capital in excess of the minimum requirements for all capital ratios.

FIGURE 15 - CAPITAL ANALYSIS

Fairfield County Bank Regulatory Capital Position	At December 31, 2009
	Amount ($000)'s	Percentage of Assets

GAAP Capital	$ 146,119	9.38%

Tangible Capital:
Actual	141,435	9.01%
Requirement	23,559	1.50%
Excess	117,876	7.51%

Core Capital:
Actual	141,435	9.01%
Requirement	62,824	4.00%
Excess	78,611	5.01%

Tier 1 Risk-Based Capital:
Actual	141,435	10.65%
Requirement	53,105	4.00%
Excess	88,330	6.65%

Total Risk-Based Capital:
Total risk-based capital	155,193	11.69%
Requirement	106,210	8.00%
Excess	48,983	3.69%

Source: Offering Prospectus

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PROFITABILITY TRENDS

The Bank’s annual net income has trended downward from the year ended December 31, 2005 through the year ended December 31, 2009. The decrease was primarily attributable to increasing provision expense and noninterest expense, which were only partially offset by higher net interest income and higher noninterest income.

FIGURE 16 - NET INCOME CHART

Source: Offering Prospectus

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The following table provides FinPro’s calculation of the Bank’s core net income for the twelve months ended December 31, 2009.

FIGURE 17 - CORE NET INCOME CALCULATION

($000)’s	For Twelve Months Ended December 31, 2009

Net Income as Reported	$1,978

Pre-Tax Adjustments:
Less: Gain on Sale of Mortgages	(3,874)
Plus: Loss on real estate	666
Less: Gain on sale of securities	(258)
Plus: Other than temporary impairment losses on securities	3,504
Less: Gain on fixed assets	(562)
Plus: Loss on OREO	588
Total Adjustments	64

Tax Impact (34%)	22
After-Tax Adjustment	42

Core Net Income	$2,020
Core ROAA	0.13%
Core ROAE	1.37%

Source: Offering Prospectus and FinPro

Conversion Valuation Appraisal Report	Page: 27

The Bank’s spread and margin increased during the twelve months ended December 31, 2009 relative to the twelve months ended December 31, 2007. The increase was due to the decrease in the cost of average interest bearing liabilities exceeding the decrease in yield of average earning assets.

FIGURE 18 - AVERAGE YIELDS AND COSTS

	Year Ended December 31,
	2009			2008			2007
	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

Assets:
Loans, net	$1,335,683	$75,751	5.67%	$1,314,878	$85,324	6.49%	$1,182,105	$84,713	7.17%
Investment securities	50,786	2,357	4.64%	54,134	3,490	6.45%	59,556	3,653	6.13%
Mortgage-backed securities	20,203	731	3.62%	11,558	561	4.85%	12,261	593	4.84%
Other interest-earning assets	54,425	123	0.24%	13,042	271	2.08%	8,181	471	5.76%

Total interest-earning assets	1,461,097	78,962	5.40%	1,393,612	89,646	6.43%	1,262,103	89,430	7.09%
Non-interest-earning assets	143,576			126,777			118,522

Total assets	1,604,673			1,520,389			1,380,625

Liabilities and stockholders’ equity:
Interest earnings checking accounts	194,896	1,225	0.63%	157,826	1,508	0.95%	148,996	2,116	1.42%
Money market accounts	382,141	4,737	1.24%	402,437	9,569	2.38%	318,104	12,197	3.83%
Savings accounts	96,822	377	0.39%	91,108	818	0.90%	90,174	1,057	1.17%
Time of deposits	441,569	12,861	2.91%	375,803	14,489	3.86%	386,445	18,305	4.74%

Total interest-bearing deposits	1,115,428	19,200	1.72%	1,027,174	26,384	2.57%	943,719	33,675	3.57%

Federal Home Loan Bank advances	159,917	5,480	3.42%	170,778	6,691	3.92%	129,866	6,016	4.70%
Federal Home Loan Bank overnight borrowings	202	1	0.40%	3,115	99	3.18%	4,375	266	6.06%
Other Interest Bearing Liabilities	12,740	517	4.07%	7,624	362	4.75%	4,015	130	3.26%
Total interest-bearing liabilities	1,288,287	25,197	1.96%	1,208,691	33,536	2.77%	1,081,975	40,087	3.70%

Non-interest-bearing deposits	159,960			158,459			151,706
Other non-interest-bearing liabilities	16,935			17,478			14,350

Total liabilities	1,465,182			1,384,628			1,248,031

Total stockholders’ equity	139,491			135,761			132,594

Total liabilities and stockholders’ equity	$1,604,673			$1,520,389			$1,380,625
Net interest income		$53,765			$56,110			$49,343
Interest rate spread			3.44%			3.66%			3.39%
Net interest margin			3.68%			4.03%			3.91%
Average interest-earning assets to average interest-bearing liabilities				113.41%		115.30%			116.65%

Source: Offering Prospectus

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Spread and margin declined between the twelve month period ended December 31, 2008 and the twelve month period ended December 31, 2009. The decline was due to the decrease in the yield on average earning assets exceeding the decrease in cost of average interest bearing liabilities.

FIGURE 19 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

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The Bank’s annual net income has trended downward from the year ended December 31, 2005 through the year ended December 31, 2009. The decrease was primarily attributable to increasing provision expense and rising noninterest expense.

FIGURE 20 - INCOME STATEMENT TRENDS

At and For the Year Ended December 31, (Dollars in thousands)	2009	2008	2007	2006	2005
Interest income	$78,962	$89,646	$89,430	$82,192	$66,980
Interest expense	25,197	33,536	40,087	34,717	22,405

Net interest income	53,765	56,110	49,343	47,475	44,575
Provision for loan losses	8,700	4,000	1,000	700	1,275

Net interest income after provision for loan losses	45,065	52,110	48,343	46,775	43,300
Noninterest income	15,036	9,624	15,023	13,557	13,228
Noninterest expense	58,350	54,785	50,299	43,445	39,366

Income before income taxes	1,751	6,948	13,067	16,887	17,162
Income tax (benefit)/expense	(227)	1,678	3,996	5,154	5,260

Net income	$1,978	$5,270	$9,071	$11,733	$11,902

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 30

Between the fiscal years ended 2005 and 2009, ROAA and ROAE decreased.

The Bank’s ROAA and ROAE for the twelve month period ended December 31, 2009 were 0.12% and 1.42%, respectively.

FIGURE 21 - PROFITABILITY TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 31

LEGAL PROCEEDINGS

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank’s business. The Bank is not a party to any pending legal proceedings that the Bank believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

SUBSIDIARIES

Fairfield County Bank owns 100% of the following subsidiary companies:

Ridgefield Bank Mortgage Corp. A wholly owned subsidiary that is a passive investment company. Fairfield County Bank contributes real estate loans to the subsidiary, which allows for certain tax adjustments under Connecticut law.

Fairfield County Investment Services Corp. Wholly owned by Fairfield County Bank and is a shell company. Its sole activity is the investment in 8.05% of the stock of Infinex Financial, a bank-owned provider of investment and insurance products and services for community banks. Infinex is a company that is owned by its participant depository institutions and state banking associations. Fairfield County Bank maintains a dual employee arrangement with Infinex whereby Infinex operates an office at Fairfield County Bank and offers to customers a range of non-deposit investment products, including mutual funds, bonds, equity securities and annuities. It holds the stock because Fairfield County Bank was required to maintain an ownership interest in Infinex to enable it to participate in the investment and insurance brokerage services of Infinex.

Fairfield County Bank Insurance Services, LLC Wholly owned by Fairfield County Bank and engages in full-service insurance agency services.

Affordable Community Housing LLC (“ACH”). Wholly owned subsidiary of Fairfield County Bank. Fairfield County Bank, through ACH, owns 33% interest in a partnership known as Blind Brook Limited Partnership, which it organized with two other banks and the general partner. The partnership purchased federal tax credits for four low income housing units in Danbury, Connecticut.

Conversion Valuation Appraisal Report	Page: 32

Residential Investment Corp. Wholly owned subsidiary solely engaged in the acquisition and development of single family real estate. The Bank has made four loans to Residential Investment Corp. One is a $5.0 million loan secured by a home located in New Canaan that was built on speculation. The home has not been sold, but is currently leased. There is a $707,000 loan to Residential Investment Corp. that is secured by a property located in New Canaan that was to be developed on speculation. Two additional loans totaling $491,500 were originated for the acquisition of a lot that is also located in New Canaan and for the construction of a road for that development.

Fairfield Real Estate Holdings, LLC. Wholly owned subsidiary that was established to hold foreclosed and deed in lieu properties.

In addition, Fairfield County Bank, MHC owns 100% of the following subsidiary company:

Fairfield County Trust I. This is a Delaware statutory trust formed in July 2008 that issued and sold $8.0 million of trust preferred securities in a private placement and issued $248,000 of trust common securities to Fairfield County Bank, MHC. Fairfield County Trust I used the proceeds of these issuances to purchase $8.2 million of Fairfield County Bank, MHC’s floating rate junior subordinated debentures due July 11, 2038. The junior subordinated debentures are the sole assets of Fairfield County Trust I and are subordinate to all of Fairfield County Bank, MHC’s existing and future obligations for borrowed money.

Conversion Valuation Appraisal Report	Page: 33

2.  Market Area Analysis

The Bank considers its primary market area to consist of the towns and cities of Bridgeport, Danbury, Darien, Fairfield, Georgetown, Greenwich, Norwalk, Ridgefield, Rowayton, Stamford Trumbull, Weston, Westport and Wilton, Connecticut, all of which are located in Fairfield County, Connecticut. Fairfield County is situated in the southwestern corner of the State of Connecticut and is the most populous and wealthiest county in Connecticut. Fairfield County is located approximately 40 miles outside of New York City and, as a result, its economy is largely tied to that of the greater New York City metropolitan area. Fairfield County is a predominantly residential area consisting of high-end properties occupied by affluent individuals, many of whom commute into New York City. Accordingly, the average home prices in Fairfield County are substantially higher than those in other parts of Connecticut and the United States. In recent years, the economy of Fairfield County has been adversely impacted by the negative effect of the financial industry crisis on New York City’s economy as well as a decline in the local real estate market. As a result, Fairfield County has witnessed a recent decline in real estate values, an increase in nonperforming assets, and a decline in demand by potential homebuyers.

The following table provides deposit and demographic data for Fairfield County.

FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR FAIRFIELD COUNTY

Deposits Summary
(Deposit data in $000)
	2005	2006	2007	2008	2009
Total Deposits	23,695,328	24,394,924	25,229,734	25,274,926	29,676,204

Demographic Data
	Base 2000	Current 2009	Projected 2014	% Change 2000 - 2009	% Change 2009 - 2014
Total Population:	882,567	908,106	914,371	2.89	0.69
0-14 Age Group (%)	21.92	21.49	20.73	0.88	(2.92)
15-34 Age Group (%)	24.04	23.05	24.34	(1.32)	6.33
35-54 Age Group (%)	31.52	30.56	27.50	(0.23)	(9.40)
55+ Age Group (%)	22.52	24.89	27.43	24.69	20.05

Total Households (actual)	324,232	331,823	333,893	2.34	0.62
0-$24K Households (%)	17.98	12.88	11.70	(26.70)	(8.57)
$25-49K Households (%)	20.64	15.20	15.55	(24.64)	2.92
$50K+ Households (%)	61.38	71.92	72.75	39.31	0.74

Average Household Income ($)	103,255	128,398	136,054	24.35	5.96
Median Household Income ($)	64,876	87,897	92,333	35.48	5.05
Per Capita Income ($)	38,350	47,227	50,031	23.15	5.94

Source: SNL Financial

Conversion Valuation Appraisal Report	Page: 34

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded Mutual Holding Companies (“MHCs”). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. MHCs also have the potential for a remutualization transaction. Due to these differences, MHC trading multiples are substantially different from fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report	Page: 35

As of the date of this appraisal, there are a total of 256 thrifts that trade on public exchanges. There are 144 traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, (defined as the NYSE, NASDAQ or AMEX) since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

106 Institutions that were not structured as Mutual Holding Companies (MHC’s) were eliminated.

12 Institutions outside of the target regions of the Mid-Atlantic and Northeast regions were eliminated.

Of the 26 remaining institutions, 8 institutions were eliminated due to their size. An institution was eliminated if total assets were below $500 million or above $5 billion.

Institutions that have recently announced a second step transaction were eliminated. 5 institutions were eliminated, leaving a group of 13. Two more of these institutions were eliminated because they have less than 27% of their shares outstanding. Prudential was eliminated because it was the smallest of the group.

FinPro did not include institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full year’s benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively.

This results in a total of 10 Comparables. FinPro review the recent performance and news releases of these 10 companies and determined that all 10 were acceptable Comparables.

Conversion Valuation Appraisal Report	Page: 36

FIGURE 23 - COMPARABLE GROUP

		Corporate
Ticker	Short Name	Exchange	City	State	Number of Offices	IPO Date
	Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	NASDAQ	Philadelphia	PA	68	07/16/2007
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	NASDAQ	Brooklyn	NY	5	04/06/2005
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NASDAQ	Clifton	NJ	11	03/04/2004
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQ	New Brunswick	NJ	5	01/24/2006
MLVF	Malvern Federal Bancorp, Inc. (MHC)	NASDAQ	Paoli	PA	8	05/20/2008
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	NASDAQ	East Boston	MA	25	01/23/2008
NECB	Northeast Community Bancorp, Inc. (MHC)	NASDAQ	White Plains	NY	8	07/06/2006
NFBK	Northfield Bancorp, Inc. (MHC)	NASDAQ	Avenel	NJ	18	11/08/2007
RCKB	Rockville Financial, Inc. (MHC)	NASDAQ	Vernon Rockville	CT	22	05/23/2005
SIFI	SI Financial Group, Inc. (MHC)	NASDAQ	Willimantic	CT	21	10/01/2004

	Fairfield County Bank		Ridgefield	CT	24

Source: SNL Financial

BASIS FOR COMPARISON

MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables’ pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as “fully converted” pricing multiples.

Conversion Valuation Appraisal Report	Page: 37

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset Size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of Conversion

1. Asset Size    The Comparable Group should have a similar asset size to the Bank. However, the universe of MHCs is small making the selection of similar size institutions difficult. The Comparable Group ranged in size from $527.3 million to $4.7 billion in total assets with a median of $974.9 million. The Bank’s asset size was $1.6 billion as of December 31, 2009. On a pro forma basis, the Bank’s assets are projected to increase $53.5 million.

2. Profitability    The Comparable Group had a median core ROAA of 0.60% and a median core ROAE of 3.24% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the core ROAA measure ranging from a low of negative 0.52% to a high of 0.65%, while the core ROAE measure ranged from a low of negative 7.13% to a high of 6.50%. The Bank had a core ROAA of 0.13% and a core ROAE of 1.37% for the twelve months ended December 31, 2009. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.09% and 0.74%, respectively.

3. Capital Level    The Comparable Group had a median tangible equity to tangible assets ratio of 11.31% with a high of 20.09% and a low of 7.31%. At December 31, 2009, the Bank had a tangible equity to tangible assets ratio of 8.38%. On a pro forma basis, at the midpoint, the Bank would have a tangible equity to tangible assets ratio of 11.43%.

4. Balance Sheet Mix    At December 31, 2009, the Bank had a net loan to asset ratio of 78.60%. The median loan to asset ratio for the Comparables was 71.59%, ranging from a

Conversion Valuation Appraisal Report	Page: 38

low of 35.14% to a high of 87.42%. On the liability side, the Bank’s deposit to asset ratio was 80.19% at December 31, 2009 while the Comparable median was 76.07%, ranging from 66.40% to 80.09%. The Bank’s borrowing to asset ratio of 9.32% is below the Comparable median of 11.65%.

5. Operating Strategy    An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor’s general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion    Recent conversions, those completed on or after March 2, 2009, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 39

The following table represents key financial indicators for the Bank and the Comparable Group.

FIGURE 24 - KEY FINANCIAL INDICATORS

	TPhe Bank at or for the Twelve Months Ended 12/31/09	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	99.13	94.89
Total Net Loans to Assets	78.60	71.59
Securities to Assets	6.03	17.32
Deposits to Assets	80.19	76.07
Borrowed Funds to Assets	9.32	11.65
Balance Sheet Growth
Asset Growth Rate	(0.49)	7.30
Loan Growth Rate	(9.87)	6.42
Deposit Growth Rate	4.27	20.31
Capital
Equity to Assets	8.86	12.84
Tangible Equity to Tangible Assets	8.38	11.31
Intangible Assets to Equity	5.86	0.68
Regulatory Core Capital to Assets	9.01	13.66
Equity + Reserves to Assets	9.74	13.64
Asset Quality
Non-Performing Loans to Loans	4.75	4.98
Reserves to Non-Performing Loans	23.37	29.82
Non-Performing Assets to Assets	4.55	2.58
Non-Performing Assets to Equity	51.39	18.65
Reserves to Loans	1.11	1.38
Reserves to Non-Performing Assets + 90 Days Del.	19.37	26.30
Profitability
Return on Average Assets	0.12	0.36
Return on Average Equity	1.42	2.38
Core Return on Average Assets	0.13	0.60
Core Return on Average Equity	1.37	3.24
Income Statement
Yield on Average Earning Assets	5.40	5.12
Cost of Average Interest Bearing Liabilities	1.96	2.37
Net Interest Spread	3.44	2.68
Net Interest Margin	3.68	3.08
Noninterest Income to Average Assets	0.94	0.37
Noninterest Expense to Average Assets	3.65	2.55
Efficiency Ratio	84.81	69.88

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Conversion Valuation Appraisal Report	Page: 40

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively assessed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 41

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Groups.

FIGURE 25 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End

Ticker	Short Name	Total Assets ($000)	Loans/ Deposits (%)	Loans/ Assets (%)	Securities/ Assets (%)	Deposits/ Assets (%)	Borrowings/ Assets (%)
	Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	4,709,978	77.60	59.13	33.05	76.20	8.67
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	532,365	103.29	82.72	12.91	80.09	2.27
CSBK	Clifton Savings Bancorp, Inc. (MHC)	1,067,707	63.25	44.92	NA	71.01	11.59
MGYR	Magyar Bancorp, Inc. (MHC)	550,849	99.37	78.51	NA	79.00	12.54
MLVF	Malvern Federal Bancorp, Inc. (MHC)	696,274	108.02	84.20	6.04	77.95	11.71
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	1,719,283	86.40	67.09	21.73	77.64	9.09
NECB	Northeast Community Bancorp, Inc. (MHC)	527,276	103.55	74.53	2.71	71.98	6.70
NFBK	Northfield Bancorp, Inc. (MHC)	2,097,803	52.93	35.14	58.69	66.40	13.97
RCKB	Rockville Financial, Inc. (MHC)	1,571,134	121.65	87.42	8.84	71.87	16.79
SIFI	SI Financial Group, Inc. (MHC)	882,099	90.40	68.64	22.30	75.93	13.87
	Average	1,435,477	90.65	68.23	20.78	74.81	10.72
	Median	974,903	94.89	71.59	17.32	76.07	11.65
	Maximum	4,709,978	121.65	87.42	58.69	80.09	16.79
	Minimum	527,276	52.93	35.14	2.71	66.40	2.27

	Fairfield County Bank	1,560,516	99.13	78.60	6.03	80.19	9.32

	Variance to the Comparable Median	585,613	4.24	7.01	(11.29)	4.12	(2.33)

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size - The Bank, at $1.6 billion, is larger than the Comparable Group median of $974.9 million. At the pro forma midpoint of the offering range, the Bank total assets are expected to increase by $53.5 million.

Asset Composition - The Bank’s net loans to assets ratio of 78.60% is above the Comparable Group median of 71.59%. The Bank has a lower level of securities as a percentage of assets.

Funding Mix - The Bank funds itself through deposits, 80.19% of assets and borrowings, 9.32% of assets. The Comparable Group has a deposits to assets ratio of 76.07% and a borrowings to assets ratio of 11.65%.

Conversion Valuation Appraisal Report	Page: 42

Cash Liquidity - The Bank’s loan to asset ratio is above the Comparable Group’s median ratio which would indicate a lower level of liquidity. However, the Bank utilizes a lower level of borrowings.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated on page 23. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

FIGURE 26 - CAPITAL DATA

		Capital for the Most Recent Period End

Ticker	Short Name	Equity/ Assets (%)	Tangible Tang Equity/ Tang Assets (%)	Intangible Assets/ Equity (%)	Core Capital/ Tangible Assets (%)	Equity + Reserves/ Assets (%)
Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	13.72	11.27	20.12	NA	14.71
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	15.49	15.49	-	13.40	17.71
CSBK	Clifton Savings Bancorp, Inc. (MHC)	16.48	16.48	-	14.52	16.68
MGYR	Magyar Bancorp, Inc. (MHC)	7.31	7.31	-	NA	8.36
MLVF	Malvern Federal Bancorp, Inc. (MHC)	9.78	9.78	-	8.82	10.96
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	11.95	11.31	6.02	NA	12.57
NECB	Northeast Community Bancorp, Inc. (MHC)	20.38	20.09	1.77	16.01	21.65
NFBK	Northfield Bancorp, Inc. (MHC)	18.89	18.25	4.12	13.91	19.71
RCKB	Rockville Financial, Inc. (MHC)	10.02	9.96	0.68	10.15	10.82
SIFI	SI Financial Group, Inc. (MHC)	9.03	NA	NA	NA	9.57
	Average	13.31	13.33	3.63	12.80	14.27
	Median	12.84	11.31	0.68	13.66	13.64
	Maximum	20.38	20.09	20.12	16.01	21.65
	Minimum	7.31	7.31	-	8.82	8.36

	Fairfield County Bank	8.86	8.38	5.86	9.01	9.74

	Variance to the Comparable Median	(3.98)	(2.93)	5.18	(4.65)	(3.90)

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization - The Bank’s tangible equity to tangible assets ratio of 8.38% is below the Comparable Group median ratio of 11.31%. The Bank’s pro forma tangible equity to tangible assets ratio is projected to be 11.43% at the midpoint of the valuation range.

Intangible Levels - An important factor influencing market values is the level of intangibles that an institution carries on its books. The Bank has intangible assets as a result of past acquisitions.

Conversion Valuation Appraisal Report	Page: 43

The following table provides the loan mix for the Bank relative to the Comparable Group at December 31, 2009. The Bank’s loan mix is more diverse relative to the Comparable Group. The Bank has a higher level of construction loans relative to the Comparable Group median. The two Comparables with the highest level of construction loans, Brooklyn Federal and Magyar also have high levels of NPLs as shown on the following page.

FIGURE 27 - LOAN MIX

		Loan Mix for the Most Recent Period End

Ticker	Short Name	1-4 Fam/ Loans (%)	Multi & CRE/ Loans (%)	Construc/ Loans (%)	Commrl/ Loans (%)	Consumer/ Loans (%)
Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	23.24	28.06	0.43	18.80	29.40
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	17.43	55.83	30.51	NA	0.13
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NA	NA	NA	NA	NA
MGYR	Magyar Bancorp, Inc. (MHC)	39.52	23.70	19.58	8.67	5.32
MLVF	Malvern Federal Bancorp, Inc. (MHC)	41.28	26.85	6.34	2.35	22.55
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	33.57	49.12	11.44	2.19	3.79
NECB	Northeast Community Bancorp, Inc. (MHC)	0.06	93.14	3.85	2.65	0.04
NFBK	Northfield Bancorp, Inc. (MHC)	NA	70.51	NA	NA	NA
RCKB	Rockville Financial, Inc. (MHC)	NA	31.02	5.17	8.24	NA
SIFI	SI Financial Group, Inc. (MHC)	49.99	26.08	1.86	17.56	4.26
	Average	29.30	44.92	9.90	8.64	9.36
	Median	33.57	31.02	5.76	8.24	4.26
	Maximum	49.99	93.14	30.51	18.80	29.40
	Minimum	0.06	23.70	0.43	2.19	0.04

	Fairfield County Bank	28.80	28.79	9.76	13.26	19.02

	Variance to the Comparable Median	(4.77)	(2.23)	4.00	5.02	14.76

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 44

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 28 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End

Ticker	Short Name	NPLs/ Loans (%)	Reserves/ NPLs (%)	NPAs/ Assets (%)	NPAs/ Equity (%)	Reserves/ Loans (%)	Reserves/ NPAs + 90 (%)
Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	3.40	48.98	2.19	15.92	1.67	38.81
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	11.73	22.83	9.71	62.65	2.68	18.85
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.52	82.00	0.23	1.42	0.43	82.00
MGYR	Magyar Bancorp, Inc. (MHC)	6.98	19.25	7.31	100.07	1.34	16.11
MLVF	Malvern Federal Bancorp, Inc. (MHC)	6.56	21.43	6.10	62.39	1.41	17.46
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	3.37	27.38	2.55	21.37	0.92	24.21
NECB	Northeast Community Bancorp, Inc. (MHC)	8.48	20.20	6.44	31.61	1.71	19.83
NFBK	Northfield Bancorp, Inc. (MHC)	7.21	32.26	2.61	13.80	2.33	28.39
RCKB	Rockville Financial, Inc. (MHC)	0.88	104.09	0.96	9.60	0.91	83.00
SIFI	SI Financial Group, Inc. (MHC)	0.59	133.99	0.88	10.05	0.79	74.66
	Average	4.97	51.24	3.90	32.89	1.42	40.33
	Median	4.98	29.82	2.58	18.65	1.38	26.30
	Maximum	11.73	133.99	9.71	100.07	2.68	83.00
	Minimum	0.52	19.25	0.23	1.42	0.43	16.11

	Fairfield County Bank	4.75	23.37	4.55	51.39	1.11	19.37

	Variance to the Comparable Median	(0.23)	(6.45)	1.97	32.74	(0.27)	(6.93)

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s level of nonperforming loans (“NPL”) to total loans, of 4.75%, is slightly below the Comparable Group median of 4.98%. The Bank has a nonperforming assets to assets ratio of 4.55%, which is also well above the Comparable median of 2.58%. Additionally, the Bank has $14.6 million in troubled debt restructuring.

The Bank’s reserve level, 1.11% of loans, is below the Comparable median of 1.38% of loans. However, the Bank’s ratio of reserves to NPAs is below the Comparable median.

Conversion Valuation Appraisal Report	Page: 45

Positive	Neutral	Negative

Larger Asset Base	Similar NPLs	Higher NPAs

Higher Deposit Levels	Similar Pro Forma Tangible Capital	Lower ALLL to Loans

Lower Borrowing Levels		Lower ALLL to NPAs

Conversion will Increase Capital Levels		Lower Tangible Capital

The Bank has a higher level of loans relative to the Comparable median. The liability mix is more favorable than the Comparable Group’s mix. The Bank has a lower level of tangible capital, and is projected to have a similar level of tangible capital following the offering. The Bank has a higher level of NPAs. The Bank’s reserves as a percentage of loans are below the Comparable median and as a percentage of NPLs, ALLL is below the Comparable median. Investors are currently focusing heavily on asset quality. Taken collectively, a moderate downward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 46

BALANCE SHEET GROWTH

The Bank’s assets and loans have decreased, while the Comparable Group experienced growth over the last twelve months. The decline in loans was intentional, based on the reduction in construction lending. The Bank’s deposit growth rate is positive but below the Comparable medians.

FIGURE 29 - BALANCE SHEET GROWTH DATA

		Growth

Ticker	Short Name	Asset Growth LTM (%)	Loan Growth LTM (%)	Deposit Growth LTM (%)
Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	16.31	9.47	22.96
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	3.34	72.35	20.95
CSBK	Clifton Savings Bancorp, Inc. (MHC)	11.25	1.99	19.66
MGYR	Magyar Bancorp, Inc. (MHC)	(1.11)	(1.39)	0.97
MLVF	Malvern Federal Bancorp, Inc. (MHC)	2.17	(2.25)	8.21
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	52.32	54.74	55.35
NECB	Northeast Community Bancorp, Inc. (MHC)	24.29	7.53	45.17
NFBK	Northfield Bancorp, Inc. (MHC)	15.48	18.10	24.98
RCKB	Rockville Financial, Inc. (MHC)	2.48	5.31	8.31
SIFI	SI Financial Group, Inc. (MHC)	2.03	(3.71)	5.28
	Average	12.86	16.21	21.18
	Median	7.30	6.42	20.31
	Maximum	52.32	72.35	55.35
	Minimum	(1.11)	(3.71)	0.97

	Fairfield County Bank	(0.49)	(9.87)	4.27

	Variance to the Comparable Median	(7.79)	(16.29)	(16.04)

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative

Lower Asset Growth

Lower Deposit Growth

Lower Loan Growth

A moderate downward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 47

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 48

The Bank’s annual net income has trended downward from the year ended December 31, 2005 through the year ended December 31, 2009. The decrease was primarily attributable to increasing provision expense and rising noninterest expense.

FIGURE 30 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 49

The Bank’s core ROAA and core ROAE are below the Comparable Group medians. The Bank’s higher capitalization and benefit cost following the offering are expected to reduce return on equity for the near term. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.09% and 0.74%, respectively.

FIGURE 31 - PROFITABILITY DATA

		LTM Profitability
Ticker	Short Name	Return on Avg Assets (%)	Return on Avg Equity (%)	Core Return on Avg Assets (%)	Core Return on Avg Equity (%)
	Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	0.44	3.09	0.46	3.20
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	0.27	1.67	0.62	3.81
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.62	3.61	0.64	3.76
MGYR	Magyar Bancorp, Inc. (MHC)	(0.42)	(5.79)	(0.52)	(7.13)
MLVF	Malvern Federal Bancorp, Inc. (MHC)	(0.16)	(1.57)	(0.13)	(1.27)
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	0.59	3.92	0.60	4.00
NECB	Northeast Community Bancorp, Inc. (MHC)	(0.54)	(2.37)	(0.50)	(2.20)
NFBK	Northfield Bancorp, Inc. (MHC)	0.65	3.24	0.65	3.24
RCKB	Rockville Financial, Inc. (MHC)	0.63	6.44	0.63	6.50
SIFI	SI Financial Group, Inc. (MHC)	0.10	1.14	NA	NA
	Average	0.22	1.34	0.27	1.55
	Median	0.36	2.38	0.60	3.24
	Maximum	0.65	6.44	0.65	6.50
	Minimum	(0.54)	(5.79)	(0.52)	(7.13)

	Fairfield County Bank	0.12	1.42	0.13	1.37

	Variance to the Comparable Median	(0.24)	(0.96)	(0.47)	(1.87)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 50

FIGURE 32 - INCOME STATEMENT DATA

		LTM Income Statement
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	4.82	NA	NA	3.31	0.49	2.71	74.05	69.83
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	6.77	NA	NA	4.92	0.40	2.59	50.23	46.02
CSBK	Clifton Savings Bancorp, Inc. (MHC)	4.72	2.76	1.96	2.31	0.11	1.25	55.47	53.17
MGYR	Magyar Bancorp, Inc. (MHC)	5.06	NA	NA	2.99	0.32	2.83	92.41	91.54
MLVF	Malvern Federal Bancorp, Inc. (MHC)	5.19	NA	NA	2.69	0.34	2.30	71.69	67.90
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	5.20	1.92	3.28	3.58	0.49	2.51	65.15	59.98
NECB	Northeast Community Bancorp, Inc. (MHC)	5.26	2.77	2.49	3.08	0.31	2.82	85.12	83.54
NFBK	Northfield Bancorp, Inc. (MHC)	4.64	1.93	2.71	3.14	0.26	1.79	54.39	50.38
RCKB	Rockville Financial, Inc. (MHC)	5.05	2.37	2.68	3.08	0.41	2.32	68.07	63.66
SIFI	SI Financial Group, Inc. (MHC)	5.18	NA	NA	3.03	1.15	3.57	89.03	84.59
	Average	5.19	2.35	2.62	3.21	0.43	2.47	70.56	67.06
	Median	5.12	2.37	2.68	3.08	0.37	2.55	69.88	65.78
	Maximum	6.77	2.77	3.28	4.92	1.15	3.57	92.41	91.54
	Minimum	4.64	1.92	1.96	2.31	0.11	1.25	50.23	46.02

	Fairfield County Bank	5.40	1.96	3.44	3.68	0.94	3.65	84.81	80.56

	Variance to the Comparable Median	0.28	(0.41)	0.76	0.60	0.57	1.10	14.93	14.78

        Sources: SNL and Offering Circular Data, FinPro Computations

        Note: The data for cost of funds and spread are not meaningful due to the lack of Comparable Data

The Bank has a 60 basis point advantage in net margin relative to the Comparable median. The Bank’s noninterest income to average assets ratio is 57 basis points above the Comparable Group median, while noninterest expense is 110 basis points above the Comparable Group median.

The Bank’s efficiency ratio of 84.81% is above the Comparable median of 69.88%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 51

Positive	Neutral	Negative

Higher Net Interest Margin		Downward trend in net income over past five years

Higher Noninterest Income		Lower Core ROAA

Conversion Proceeds can be Leveraged to Generate Addition Earnings		Lower Core ROAE
Lower Pro Forma Core ROAE

Higher Noninterest Expense

The Bank is less profitable than the Comparables on a core ROAA and core ROAE basis. The lower earnings levels are predominately due to a higher level of noninterest expense and increased provision expense as asset quality has weakened over the past two years. Relative to the Comparable Group, the Bank’s net interest margin is considerably higher. After the conversion, the Bank will have capital that can be leveraged to enhance future earnings. Taken collectively, a moderate downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 52

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations. The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

FIGURE 33 - MARKET AREA DATA

		Company	Deposit	Total		Population		Median	HH Income		Unemployment
Institution Name	County, State	Deposits in Market ($000)	Market Share (%)	Population 2009 (Actual)	Population per Branch (Actual)	Change 2000-2009 (%)	Change 2009-2014 (%)	HH Income 2009 ($)	Change 2000-2009 (%)	Change 2009-2014 (%)	December 2009 (%)

Beneficial Mutual Bancorp, Inc. (MHC)	Burlington, NJ	1,105,278	13.74%	452,426	3,278	6.86%	2.27%	77,113	31.39%	5.67%	9.1%
Beneficial Mutual Bancorp, Inc. (MHC)	Camden, NJ	79,095	0.83%	519,742	3,967	2.12%	0.72%	61,128	27.06%	8.88%	10.9%
Beneficial Mutual Bancorp, Inc. (MHC)	Philadelphia, PA	978,538	2.04%	1,452,449	4,323	-4.29%	-2.68%	41,408	34.52%	9.65%	10.6%
Beneficial Mutual Bancorp, Inc. (MHC)	Montgomery, PA	396,470	1.82%	786,653	2,132	4.87%	1.85%	80,212	31.78%	5.01%	6.8%
Beneficial Mutual Bancorp, Inc. (MHC)	Delaware, PA	386,441	3.63%	558,969	3,088	1.47%	0.10%	66,300	32.32%	5.25%	7.9%
Beneficial Mutual Bancorp, Inc. (MHC)	Bucks, PA	91,035	0.65%	634,223	2,340	6.12%	2.22%	79,444	33.01%	4.95%	7.2%
Beneficial Mutual Bancorp, Inc. (MHC)	Chester, PA	36,888	0.36%	499,763	2,462	15.29%	6.64%	87,308	34.66%	7.36%	6.2%
Deposit Weighted Market Data			6.33%		3,419	2.33%	0.38%	64,567	32.53%	6.88%	9.1%

Clifton Savings Bancorp	Passaic, NJ	543,830	5.67%	500,096	3,206	2.26%	-0.15%	62,439	26.88%	9.60%	11.8%
Clifton Savings Bancorp	Bergen, NJ	142,590	0.38%	910,698	1,859	3.01%	1.17%	84,586	30.30%	4.97%	8.1%
Deposit Weighted Market Data			4.57%		2,926	2.42%	0.12%	67,040	27.59%	8.64%	11.0%

Brooklyn Federal Bancorp, Inc. (MHC)	Kings, NY	191,006	0.56%	2,552,387	7,210	3.53%	1.67%	43,833	35.32%	9.82%	11.2%
Brooklyn Federal Bancorp, Inc. (MHC)	Nassau, NY	132,121	0.24%	1,321,125	2,696	-1.01%	-1.60%	101,067	40.61%	5.19%	6.6%
Brooklyn Federal Bancorp, Inc. (MHC)	Suffolk, NY	77,985	0.22%	1,478,510	3,173	4.17%	0.20%	85,938	32.45%	7.01%	7.3%
Deposit Weighted Market Data			0.39%		4,938	2.16%	0.31%	70,871	36.50%	7.75%	8.9%

Magyar Bancorp, Inc.	Middlesex, NJ	405,102	1.92%	795,633	2,842	6.06%	2.24%	79,468	29.41%	5.36%	8.8%
Magyar Bancorp, Inc.	Somerset, NJ	41,413	0.51%	330,637	2,449	11.14%	4.68%	102,357	33.72%	7.02%	7.4%
Deposit Weighted Market Data			1.79%		2,805	6.53%	2.47%	81,591	29.81%	5.51%	8.7%

Malvern Federal Bancorp	Chester, PA	530,420	5.19%	499,763	2,462	15.29%	6.64%	87,308	34.66%	7.36%	6.2%
Deposit Weighted Market Data			5.19%		2,462	15.29%	6.64%	87,308	34.66%	7.36%	6.2%

Meridian Interstate Bancorp, Inc. (MHC)	Suffolk, MA	824,613	1.68%	695,403	3,190	0.81%	0.61%	53,416	35.68%	6.47%	8.5%
Meridian Interstate Bancorp, Inc. (MHC)	Essex, MA	372,578	2.22%	744,480	2,897	2.91%	0.62%	69,858	34.96%	6.80%	9.7%
Meridian Interstate Bancorp, Inc. (MHC)	Middlesex, MA	99,286	0.26%	1,485,082	2,918	1.34%	0.61%	84,469	38.90%	6.08%	7.5%
Meridian Interstate Bancorp, Inc. (MHC)	Hillsborough, NH	86,596	0.90%	407,525	3,995	7.01%	2.27%	70,703	31.93%	5.31%	6.9%
Meridian Interstate Bancorp, Inc. (MHC)	Cheshire, NH	17,426	1.38%	78,482	835	6.31%	1.63%	52,656	23.41%	3.24%	7.1%
Meridian Interstate Bancorp, Inc. (MHC)	Rockingham, NH	10,742	0.23%	302,476	14,404	9.06%	3.08%	75,903	30.27%	5.61%	6.1%
Deposit Weighted Market Data			1.66%		3,199	1.91%	0.75%	61,164	35.29%	6.41%	8.6%

Northeast Community Bancorp, Inc. (MHC)	Essex, MA	41,081	0.24%	744,480	2,897	2.91%	0.62%	69,858	34.96%	6.80%	9.7%
Northeast Community Bancorp, Inc. (MHC)	Plymouth, MA	20,357	0.29%	498,968	3,119	5.53%	1.84%	76,101	36.76%	6.59%	9.6%
Northeast Community Bancorp, Inc. (MHC)	New York, NY	122,991	0.03%	1,637,013	2,418	6.49%	2.82%	72,119	52.58%	7.51%	9.0%
Northeast Community Bancorp, Inc. (MHC)	Westchester, NY	74,935	0.17%	956,748	2,607	3.60%	1.33%	84,333	32.52%	5.78%	6.9%
Northeast Community Bancorp, Inc. (MHC)	Bronx, NY	65,840	0.64%	1,381,890	9,337	3.69%	1.49%	37,625	35.45%	10.59%	13.9%
Northeast Community Bancorp, Inc. (MHC)	Kings, NY	28,817	0.08%	2,552,387	7,210	3.53%	1.67%	43,833	35.32%	9.82%	11.2%
Deposit Weighted Market Data			0.22%		4,231	4.65%	1.85%	65,953	40.79%	7.77%	9.8%

Northfield Bancorp, Inc. (MHC)	Middlesex, NJ	165,975	0.79%	795,633	2,842	6.06%	2.24%	79,468	29.41%	5.36%	8.8%
Northfield Bancorp, Inc. (MHC)	Union, NJ	93,555	0.59%	532,432	2,500	1.89%	-0.07%	73,694	33.11%	5.33%	9.7%
Northfield Bancorp, Inc. (MHC)	Richmond, NY	831,606	8.84%	485,933	4,584	9.51%	4.23%	72,490	31.57%	6.73%	9.1%
Northfield Bancorp, Inc. (MHC)	Kings, NY	31,456	0.09%	2,552,387	7,210	3.53%	1.67%	43,833	35.32%	9.82%	11.2%
Deposit Weighted Market Data			6.72%		4,226	8.20%	3.51%	72,819	31.48%	6.50%	9.2%

Rockville Financial, Inc.	Hartford, CT	578,639	2.06%	882,247	3,085	2.92%	0.99%	64,632	27.29%	5.58%	9.1%
Rockville Financial, Inc.	Tolland, CT	526,787	24.87%	150,532	3,672	10.39%	3.00%	78,395	32.79%	5.71%	7.1%
Rockville Financial, Inc.	New London, CT	16,557	0.36%	269,600	2,868	4.06%	0.48%	65,136	28.58%	5.08%	7.9%
Deposit Weighted Market Data			12.74%		3,357	6.44%	1.93%	71,101	29.89%	5.63%	8.1%

SI Financial Group, Inc.	Windham, CT	277,171	20.17%	118,233	3,284	8.38%	2.99%	57,628	27.74%	5.56%	9.6%
SI Financial Group, Inc.	New London, CT	190,083	4.17%	269,600	2,868	4.06%	0.48%	65,136	28.58%	5.08%	7.9%
SI Financial Group, Inc.	Tolland, CT	119,436	5.64%	150,532	3,672	10.39%	3.00%	78,395	32.79%	5.71%	7.1%
SI Financial Group, Inc.	Hartford, CT	59,688	0.21%	882,247	3,085	2.92%	0.99%	64,632	27.29%	5.58%	9.1%
SI Financial Group, Inc.	Middlesex, CT	6,532	0.19%	166,155	2,596	7.15%	2.75%	77,604	31.14%	5.03%	6.8%
Deposit Weighted Market Data			10.83%		3,209	6.98%	2.08%	64,453	28.90%	5.44%	8.6%

Comparable Median			4.88%		3,283	5.55%	1.89%	68,955	32.01%	6.69%	8.8%

Fairfield County Bank	Fairfield, CT	1,292,820	4.55%	908,106	2,199	2.89%	0.69%	87,897	35.48%	5.05%	7.7%
Deposit Weighted Market Data			4.55%		2,199	2.89%	0.69%	87,897	35.48%	5.05%	7.7%

Connecticut				3,534,235	2,729	3.78%	1.14%	70,949	31.59%	4.99%	8.5%

National				309,731,508	3,111	10.06%	4.63%	54,719	29.78%	4.06%	10.6%

Sources: SNL Securities

Conversion Valuation Appraisal Report	Page: 53

Positive	Neutral	Negative

Higher Household Income		Lower Population Growth

Higher Historical Income Growth		Lower Projected Income Growth

Lower Unemployment		Lower Population Per Branch

The Bank’s market area has grown at a slower rate over the past nine years and is projected to grow at an even slower rate over the next five years relative to the Comparable Group’s markets. Unemployment levels are lower in the Bank’s markets. Household income levels are significantly higher in the Bank’s markets but are projected to grow at a rate below the Comparable median. The Bank’s market area has a lower ratio of population per branch relative to the Comparable Group, which indicates a higher level of competition. The high end real estate market in Fairfield County is at a greater risk of decline relative to many of the Comparable’s market areas. Based upon these factors, no adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page: 54

CASH DIVIDENDS

The last few years have seen a shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity.

FIGURE 34 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
	Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	-	-
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	3.84	345.45
CSBK	Clifton Savings Bancorp, Inc. (MHC)	2.63	87.50
MGYR	Magyar Bancorp, Inc. (MHC)	-	-
MLVF	Malvern Federal Bancorp, Inc. (MHC)	1.33	NM
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	-	-
NECB	Northeast Community Bancorp, Inc. (MHC)	2.29	NM
NFBK	Northfield Bancorp, Inc. (MHC)	1.46	54.84
RCKB	Rockville Financial, Inc. (MHC)	2.19	39.62
SIFI	SI Financial Group, Inc. (MHC)	1.91	42.86
	Average	1.57	71.28
	Median	1.69	41.24
	Maximum	3.84	345.45
	Minimum	-	-

	Fairfield County Bank	NA	NA

	Variance to the Comparable Median	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 55

Six of the ten Comparable institutions have declared cash dividends. The median dividend payout ratio for the Comparable Group was 41.24%, ranging from a high of 345.45% to a low of 0.00%. The Bank, on a pro forma basis at the midpoint of the value range, is project to have a tangible equity to tangible assets ratio of 11.43%. As such, the Bank will have adequate capital to pay cash dividends.

As such, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 56

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 35 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Stock Price ($)	Price High ($)	Price Low ($)	Book Value ($)	Tangible Book Value ($)
	Comparable Thrift Data
BNCL	Beneficial Mutual Bancorp, Inc. (MHC)	358.80	9.95	10.45	8.93	7.90	6.31
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	22.71	6.25	9.48	6.25	6.40	6.40
CSBK	Clifton Savings Bancorp, Inc. (MHC)	87.70	9.13	10.10	8.50	6.67	6.67
MGYR	Magyar Bancorp, Inc. (MHC)	10.98	4.25	5.29	3.26	6.96	6.96
MLVF	Malvern Federal Bancorp, Inc. (MHC)	24.45	9.00	9.85	9.00	NA	NA
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	113.11	11.35	11.64	9.27	9.08	8.54
NECB	Northeast Community Bancorp, Inc. (MHC)	31.24	5.25	7.50	5.12	8.12	7.98
NFBK	Northfield Bancorp, Inc. (MHC)	261.98	13.73	15.30	12.31	NA	NA
RCKB	Rockville Financial, Inc. (MHC)	88.25	10.98	12.64	9.37	8.41	8.35
SIFI	SI Financial Group, Inc. (MHC)	28.32	6.29	7.00	4.92	NA	NA
	Average	102.75	8.62	9.93	7.69	7.65	7.32
	Median	59.47	9.07	9.98	8.72	7.90	6.96
	Maximum	358.80	13.73	15.30	12.31	9.08	8.54
	Minimum	10.98	4.25	5.29	3.26	6.40	6.31

	Fairfield County Bank	63.45	NA	NA	NA	NA	NA

	Variance to the Comparable Median	3.98	NA	NA	NA	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $11.0 million to a high of $358.8 million with a median market capitalization of $59.5 million. The Bank expects to have $63.5 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on NASDAQ along with all of the Comparables.

No adjustment for this factor appears warranted.

Conversion Valuation Appraisal Report	Page: 57

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. There is currently uncertainty about future regulation as Congress and the President are considering regulatory reform. This reform may adversely impact the MHC structure. However, the Bank will operate in substantially the same regulatory environment as the Comparable Group.

As such, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 58

5.  Other Factors

MANAGEMENT

The Bank has developed a good management team with considerable banking experience. The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 59

SUBSCRIPTION INTEREST

There has been a limited amount of MHC offerings in the past two years. Recent conversion activity has been dominated by second step transactions. The pro forma price to fully converted book multiple of MHC conversions has trended downward since the beginning of 2008.

FIGURE 36 - MHC REORGANIZATIONS (SINCE 1/1/08) PRO FORMA DATA

						Price to Pro Forma
Ticker	Short Name	IPO Date	IPO Price ($)	Percentage Retained By MHC (%)	Net Proceeds ($000)	Fully Converted Book Value (%)

CULL	Cullman Bancorp, Inc. (MHC)	10/09/2009	10.0000	55.00	8,507	53.87

2009	Average					53.87
	Median					53.87

ABBB	Auburn Bancorp, Inc. (MHC)	08/18/2008	10.0000	55.00	1,347	59.83
MLVF	Malvern Federal Bancorp, Inc. (MHC)	05/20/2008	10.0000	55.00	21,452	63.69
WMPN	William Penn Bancorp, Inc. (MHC)	04/16/2008	10.0000	70.00	8,054	56.42
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	01/23/2008	10.0000	55.00	86,437	74.04
SNFL	Sound Financial, Inc. (MHC)	01/09/2008	10.0000	55.00	10,439	72.80

2008 YTD	Average					65.36
	Median					63.69

1/1/2008	Average					63.44
4/16/2010	Median					61.76

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 60

Aftermarket performance has been weak with half the offerings trading below their IPO prices.

FIGURE 37 - MHC REORGANIZATIONS PRICE APPRECIATION

		Percent Change from IPO
Ticker	Short Name	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To Date (%)

CULL	Cullman Bancorp, Inc. (MHC)	1.00	1.20	0.20	3.50	1.40

2009	Average	1.00	1.20	0.20	3.50	1.40
	Median	1.00	1.20	0.20	3.50	1.40

ABBB	Auburn Bancorp, Inc. (MHC)	-	(5.00)	(5.00)	(3.00)	(15.10)
MLVF	Malvern Federal Bancorp, Inc. (MHC)	9.80	10.00	10.00	2.60	(10.00)
WMPN	William Penn Bancorp, Inc. (MHC)	17.50	25.00	37.50	40.00	36.00
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	(4.00)	(5.20)	(4.90)	(0.40)	13.50
SNFL	Sound Financial, Inc. (MHC)	(10.00)	(10.00)	(8.50)	(8.40)	(45.00)

2008 YTD	Average	2.66	2.96	5.82	6.16	(4.12)
	Median	-	(5.00)	(4.90)	(0.40)	(10.00)

1/1/2008	Average	2.38	2.67	4.88	5.72	(3.20)
5/7/2010	Median	0.50	(1.90)	(2.35)	1.10	(4.30)

Source: SNL Securities

The Bank is larger than all but one of the recent MHC conversions and is located in the Northeast which would generally translate into a higher level of subscription interest. A modest downward is warranted as investor interest and recent aftermarket performance has been weak.

Conversion Valuation Appraisal Report	Page: 61

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Moderate Downward

Balance Sheet Growth	Moderate Downward

Earnings Quality, Predictability and Growth	Moderate Downward

Market Area	No Adjustment

Dividends	No Adjustment

Liquidity of the Issue	No Adjustment

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Subscription Interest	Modest Downward

Conversion Valuation Appraisal Report	Page: 62

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 11 through 12.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all Connecticut public thrifts, all publicly traded thrifts and the recent (2008 to date) and historical MHC conversions were assessed. The multiples for the Comparable Group, all publicly traded MHC, and Connecticut MHC thrifts are shown in Exhibit 8.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Conversion Valuation Appraisal Report	Page: 63

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 64

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the adjustments defined in the previous section, the Bank is pricing at the midpoint as if fully converted is estimated to be $135,000,000. Based upon a range below and above the midpoint value, the relative values are $114,750,000 at the minimum and $155,250,000 at the maximum, respectively. At the super maximum of the range, the offering value would be $178,537,500.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 38 - VALUE RANGE - FULL OFFERING

Conclusion	Total Shares Shares	Price Per Share	Total Value

Appraised Value - Midpoint	13,500,000	$10.00	$135,000,000

Range:
- Minimum	11,475,000	$10.00	114,750,000
- Maximum	15,525,000	10.00	155,250,000
- Super Maximum	17,853,750	10.00	178,537,500

Source: FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report	Page: 65

FIGURE 39 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES

		Bank	Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median

	Min	90.91
Price-Core Earnings Ratio P/E	Mid	125.00	33.31	34.14	15.81	15.81	38.63	34.12
	Max	166.67
	Smax	250.00

	Min	48.45%
Price-to-Book Ratio P/B	Mid	53.05%	68.31%	70.44%	63.93%	62.48%	72.96%	75.17%
	Max	57.08%
	Smax	61.09%

	Min	50.18%
Price-to-Tangible Book Ratio P/TB	Mid	54.79%	70.29%	71.72%	67.19%	64.77%	74.50%	79.65%
	Max	58.82%
	Smax	62.81%

	Min	6.92%
Price-to-Assets Ratio P/A	Mid	8.05%	13.39%	13.13%	8.68%	8.05%	14.90%	13.86%
	Max	9.16%
	Smax	10.41%

Source: FinPro Calculations

FIGURE 40 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE

BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	111.11	125.00	53.05%	54.79%	8.05%
Comparable Group Median	41.52	34.14	70.44%	71.72%	13.13%
(Discount) Premium	167.60%	266.14%	-24.68%	-23.61%	-38.69%

Source: SNL data, FinPro Calculations

As Figure 40 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 266.14% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 23.61% discount to the Comparable Group.

FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE

BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	250.00	250.00	61.09%	62.81%	10.41%
Comparable Group Median	41.52	34.14	70.44%	71.72%	13.13%
(Discount) Premium	502.11%	632.28%	-13.27%	-12.43%	-20.71%

Source: SNL data, FinPro Calculations

As Figure 41 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 632.28% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 12.43% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 66

FIGURE 42 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE

BANK’S PRO FORMA MINIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the minimum) Full Conversion	83.33	90.91	48.45%	50.18%	6.92%
Comparable Group Median	41.52	34.14	70.44%	71.72%	13.13%
(Discount) Premium	100.70%	166.29%	-31.21%	-30.04%	-47.29%

Source: SNL data, FinPro Calculations

As Figure 42 demonstrates, at the minimum of the estimated valuation range the Bank is priced at a premium of 166.29% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 30.04% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 67

MHC VALUATION

The Bank pricing at the midpoint for a MHC conversion assuming an issuance of 47.00%, is $63,450,000. Based upon a range below and above the midpoint value, the relative values are $53,932,500 at the minimum and $72,967,500 at the maximum, respectively. At the super maximum of the range, the offering value would be $83,912,630.

FIGURE 43 - VALUE RANGE MHC OFFERING DATA

Conclusion	Total Shares	Price per Share	Total Value
Appraised Value - $114,750,000 at 47%	5,393,250	$10.00	$53,932,500
Appraised Value - $135,000,000 at 47%	6,345,000	$10.00	$63,450,000
Appraised Value - $155,250,000 at 47%	7,296,750	$10.00	$72,967,500
Appraised Value - $178,537,500 at 47%	8,391,263	$10.00	$83,912,630

Source: FinPro Inc. Pro forma Model

FIGURE 44 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA

MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	90.91	90.91	70.42%	73.53%	8.36%
Unadjusted MHC Trading Median	38.90	34.20	111.35%	114.87%	14.93%
(Discount) Premium	133.70%	165.82%	-36.76%	-35.99%	-44.01%

Source: SNL data, FinPro Calculations

As Figure 44 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 165.82% on a MHC core earnings basis. On a price to MHC tangible book basis, the Bank is priced at a 35.99% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 68

FIGURE 45 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA

SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	142.86	142.86	85.25%	88.65%	10.94%
Unadjusted MHC Trading Median	38.90	34.20	111.35%	114.87%	14.93%
(Discount) Premium	267.25%	317.72%	-23.44%	-22.83%	-26.72%

Source: SNL data, FinPro Calculations

As Figure 45 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 317.72% on a MHC core earnings basis. On a price to MHC tangible book basis, the Bank is priced at a 22.83% discount to the Comparable Group.

FIGURE 46 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA

MINIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the minimum) MHC	66.67	71.43	62.54%	65.45%	7.15%
Unadjusted MHC Trading Median	38.90	34.20	111.35%	114.87%	14.93%
(Discount) Premium	71.39%	108.86%	-43.83%	-43.02%	-52.11%

Source: SNL data, FinPro Calculations

As Figure 46 demonstrates, at the minimum of the estimated valuation range the Bank is priced at a premium of 108.86 on a MHC core earnings basis. On a price to MHC tangible book basis, the Bank is priced at a 43.02% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 69

VALUATION CONCLUSION

We believe that the discounts on an earnings and a tangible book basis are appropriate relative to the Comparable Group.

It is, therefore, FinPro’s opinion that as of May 7, 2010, the estimated pro forma market value of the Bank in a full offering was $135,000,000 at the midpoint of a range with a minimum of $114,750,000 to a maximum of $155,250,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $178,537,500.

Using the pro forma market values for a full offering, the amount of stock publicly offered as part of the MHC reorganization issuing 47.00% will equal 5,393,250 shares, 6,345,000 shares, 7,296,750 shares and 8,391,263 shares at the minimum, midpoint, maximum and super maximum, respectively.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.

EXHIBITS 1-12

Numerical exhibits omitted in accordance with Rule 202 of Regulation S-T. These exhibits are being filed in paper pursuant to a continuing hardship exemption.